Exhibit 99.1

PRESS RELEASE

SEACOR MARINE announces CLOSING OF Joint Venture with

MontCo Offshore, LLC

Houma, Louisiana

February 9, 2018

FOR IMMEDIATE RELEASE — SEACOR Marine Holdings Inc. (NYSE: SMHI) (“SEACOR Marine”) announced that the formation and capitalization of a new joint venture company (the “Joint Venture”) by SEACOR Marine and Montco Offshore, LLC (“MOI”) was consummated on February 8, 2018.

In accordance with the terms of a Joint Venture Contribution and Formation Agreement, SEACOR Marine and MOI contributed certain liftboat vessels and other related assets to the Joint Venture, and the Joint Venture assumed certain operating liabilities and indebtedness associated with the liftboat vessels and related assets. The Joint Venture consolidates the ownership and operation of eleven liftboat vessels previously operated by a wholly-owned subsidiary of SEACOR Marine, six liftboat vessels previously operated by MOI, and two liftboat vessels previously operated by a previously existing joint venture between an affiliate of MOI and an affiliate of SEACOR Marine. The Joint Venture assumed approximately $131 million of indebtedness from MOI’s pre-petition facilities which, apart from a guarantee of interest payments for two years after the closing of the transactions, is non-recourse to SEACOR Marine. SEACOR Marine holds approximately 72% of all equity interests in the Joint Venture, and is entitled to appoint a majority of the board of managers of the Joint Venture.

Forward Looking Statements

Certain statements discussed in this release as well as in other reports, materials and oral statements that SEACOR Marine releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums, weakening demand for SEACOR Marine’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, increased government legislation and regulation of SEACOR Marine’s businesses could increase cost of operations, increased competition if the Jones Act and related regulations are repealed, liability, legal fees and costs in connection with the provision of emergency response services, such as the response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for SEACOR Marine’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, including as a result of the recent vote in the U.K. to leave the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence on several key customers, consolidation of SEACOR Marine’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Jones Act and related regulations on the amount of foreign ownership of SEACOR Marine’s Common Stock, operational risks, effects of adverse weather conditions and seasonality, adequacy of insurance coverage, the ability to remediate the material weaknesses SEACOR Marine has identified in its internal controls over financial reporting, the attraction and retention of qualified personnel by SEACOR Marine, and various other matters and factors, many of which are beyond SEACOR Marines control as well as those discussed in “Risk Factors” included in the Information Statement filed as Exhibit 99.1 to Amendment No. 3 to SEACOR Marine’s Registration Statement on Form 10 and other reports filed by SEACOR Marine with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. SEACOR Marine disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in SEACOR Marine’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures SEACOR Marine makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K (if any). These statements constitute SEACOR Marine’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

About SEACOR Marine

SEACOR Marine provides global marine and support transportation services to offshore oil and gas exploration, development and production facilities worldwide. SEACOR Marine currently operates a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provides construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

Contact:

SEACOR Marine Holdings Inc.

Erica Bartsch, 212-446-1875

ebartsch@seacormarine.com